                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-81217


                  America's Senior Financial Services, Inc.

                                SUPPLEMENT NO. 1

                                       TO

                        PROSPECTUS DATED OCTOBER 12, 1999


         The section of the prospectus entitled "Plan of Distribution/Selling Security Holders" is amended to reflect an error in the number of shares of common stock owned by Mr. Louis Weltman and to include the number of shares of common stock owned by ViStra Quickseed Fund, LLC, an affiliate of Mr. Weltman, which shares were previously incorrectly included in the number of shares of common stock owned by Mr. Weltman. The ownership of the shares is as follows:

                                                                                       Beneficial Ownership After the
                                                         Number of Shares Which                  Offering*
                                Number of Shares and     May Be Offered Pursuant    ------------------------------------
          Name                     Warrants Owned          to this Prospectus              SHARES         PERCENTAGE
---------------------------     --------------------    -----------------------      ----------------   ----------------

Louis S. Weltman(a)                   228,888(a)                     0                     228,888            3.2%

ViStra Quickseed Fund, LLC            420,600                  399,488                      21,112            **


----------

*    Assuming all shares are sold.

**   Less than 1%.

(a) Mr. Weltman is a principal of Vistra Growth Partners, Inc., which provides investment banking services to the Company pursuant to an agreement. This number represents shares issuable upon the exercise of warrants to purchase common stock owned by Mr. Weltman.







          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 13, 1999.